SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

BRE PROPERTIES, INC.

(Name of Registrant as Specified In Its Charter)

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BRE PROPERTIES, INC.

44 Montgomery Street, 36th Floor

San Francisco, CA 94104-4809

March 25, 2004

Dear Shareholder:

It is a pleasure to invite you to attend our Annual Meeting of Shareholders to be held on Thursday, May 20, 2004, at 10:00 a.m. Pacific daylight time, at the Pan Pacific Hotel, 500 Post Street, San Francisco, California.

This booklet includes the notice of meeting and proxy statement, which contain information about the formal business to be acted on by shareholders. The Annual Meeting will also feature a report on the operations of your Company, followed by a question and discussion period. After the Annual Meeting, you will have the opportunity to speak informally with the directors and officers.

At the Annual Meeting, you will be asked to vote on: (i) amending the Company’s current Articles of Incorporation to provide for the Company’s moving from a staggered board structure toward the election of all Directors annually, (ii) the election of three Directors for a one-year term if the proposed amendment to the current Articles of Incorporation is adopted, or to serve as Class I Directors for a three-year term if the amendment is not adopted, and in either case until their respective successors are duly elected and qualify, (iii) ratifying the appointment of Ernst & Young LLP as independent auditors of the Company, and (iv) such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT TO THE COMPANY’S CURRENT ARTICLES OF INCORPORATION TO PROVIDE FOR THE COMPANY’S MOVING FROM A STAGGERED BOARD STRUCTURE TOWARD THE ELECTION OF ALL DIRECTORS ANNUALLY, VOTE “FOR” THE THREE DIRECTOR NOMINEES PROPOSED IN THE ENCLOSED PROXY STATEMENT, AND VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

It is important that your shares be voted whether or not you plan to be present at the Annual Meeting. Please complete, sign, date and return the enclosed form of proxy promptly, or you may utilize our telephone or Internet proxy authorization procedures, as more fully described in the Proxy Statement and in the enclosed proxy card. If you attend the Annual Meeting and wish to vote your shares personally, you may revoke any previously executed proxy.

Please vote promptly, and we look forward to seeing you at the Annual Meeting.

Sincerely,

BRE PROPERTIES, INC.

Frank C. McDowell

Vice Chairman & Chief Executive Officer

BRE PROPERTIES, INC.

Notice of Annual Meeting of Shareholders

Notice is hereby given that the Annual Meeting of Shareholders of BRE Properties, Inc., a Maryland corporation, will be held on Thursday, May 20, 2004, at 10:00 a.m. Pacific daylight time, at the Pan Pacific Hotel, 500 Post Street, San Francisco, California, for the following purposes:

1.	To consider and vote upon an amendment to the Company’s current Articles of Incorporation to provide for the Company’s moving from a staggered board structure toward the election of all Directors annually. A copy of the proposed Articles of Amendment is attached as Annex A to the proxy statement accompanying this notice;

2.	To elect three Directors to serve for a one-year term expiring at the annual meeting of shareholders of the Company to be held in calendar year 2005 (or, if proposal 1 above is not adopted, to serve as Class I Directors for a three-year term expiring at the annual meeting of shareholders of the Company to be held in calendar year 2007), and until their respective successors shall be duly elected and shall qualify;

3.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company; and

4.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Shareholders of record of the Company’s Common Stock at the close of business on March 15, 2004 are entitled to notice of and to vote at the annual meeting. A list of shareholders entitled to vote at the annual meeting will be available for examination by any shareholder for any purpose germane to the meeting at BRE’s executive offices, 44 Montgomery Street, 36th Floor, San Francisco, CA 94104, during normal business hours during the ten days prior to the annual meeting. The list of shareholders will also be available for inspection at the annual meeting.

By Order of the Board of Directors

EDWARD F. LANGE, JR.

Secretary

Dated: March 25, 2004

BRE PROPERTIES, INC.

44 Montgomery Street, 36th Floor

San Francisco, CA 94104-4809

Telephone: (415) 445-6530

Facsimile: (415) 445-6505

Dated: March 25, 2004

PROXY STATEMENT

Annual Meeting of Shareholders

The enclosed proxy is solicited by the Board of Directors of BRE Properties, Inc., a Maryland corporation, for use at the Annual Meeting of Shareholders of BRE to be held on Thursday, May 20, 2004, at 10:00 a.m. Pacific daylight time, at the Pan Pacific Hotel, 500 Post Street, San Francisco, California. Holders of record of BRE’s common stock at the close of business on the record date for the meeting, March 15, 2004, are entitled to notice of and to vote at the Annual Meeting. On the record date, there were 50,116,097 shares of common stock outstanding, each entitled to one vote at the Annual Meeting.

The cost of soliciting proxies will be borne by BRE. Directors, officers and employees of BRE may also, without additional compensation, solicit proxies by mail, personal interview, telephone and telecopy. This Proxy Statement and the enclosed proxy card are scheduled to be mailed to shareholders commencing on or about April 15, 2004.

BRE will request banks, brokerage houses and other institutions, nominees and fiduciaries to forward the soliciting material to the beneficial owners of shares and to obtain authorization for the execution of proxies. We will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners. If a shareholder is a participant in our Direct Stock Purchase and Dividend Reinvestment Plan, the proxy card represents a voting instruction as to the number of full shares in the plan account, as well as any shares held of record by the shareholder.

In lieu of mailing the proxy card in the postage-paid envelope provided, shareholders of record can authorize the proxies to vote their shares by calling the toll-free telephone number or by accessing the Internet voting website set forth on the enclosed proxy card. The telephone and Internet proxy authorization procedures are designed to authenticate shareholders by use of a control number on your proxy card. The procedures allow shareholders to authorize the proxies to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any shareholder of record interested in voting by telephone or Internet are set forth on the enclosed proxy card.

All proxies properly authorized or delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting as specified in such proxies. Votes at the Annual Meeting will be tabulated by one or more independent inspectors of election appointed by BRE. If no vote is specified in a properly signed or authorized proxy, the shares represented by such proxy will be voted FOR the amendment to the Company’s current Articles of Incorporation (Proxy Item No. 1), FOR the election of the three Director nominees (Proxy Item No. 2), FOR the ratification of Ernst & Young LLP as independent auditors (Proxy Item No. 3), and in the proxy holder’s discretion, upon such other business as may properly come before the meeting or any adjournment or postponement thereof. The affirmative vote of the holders of a majority of all the votes entitled to be cast on the matter, in person or by proxy at the Annual Meeting, is required to approve the amendment to the Company’s current Articles of Incorporation. The three nominees for election as Directors who receive the highest number of votes cast in person or by proxy at the Annual Meeting, provided a quorum is present, shall be elected as

Directors. The affirmative vote of a majority of the votes present and entitled to be cast on the matter in person or by proxy, at the Annual Meeting, provided a quorum is present, is required for the ratification of Ernst & Young LLP as independent auditors of BRE.

In tallying shareholder votes, abstentions (i.e., shares for which a proxy is presented but for which one or more matters are not voted upon) and “broker non-votes” (i.e., shares held by brokers or nominees for which proxies are presented but as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter because it is a non-routine matter) will be counted for purposes of determining whether a quorum is present for the conduct of business at the Annual Meeting. For purposes of the vote on the amendment to the current Articles of Incorporation to provide for the Company’s moving from a staggered board structure toward the election of all Directors annually, an abstention or a broker non-vote will have the same effect as a vote against the proposal. For purposes of the vote on the election of the three nominees as Directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote. For purposes of the ratification of Ernst & Young LLP as the Company’s independent auditors, abstentions will have the same effect as a vote against the proposal.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of BRE a written notice of revocation or by properly delivering or authorizing a proxy bearing a later date, or by attending the meeting and voting in person.

Ernst & Young LLP, a certified public accounting firm, has provided services to BRE during the past fiscal year, which included the examination of our annual report to shareholders on Form 10-K, timely reviews of our quarterly reports, review of SEC registration statements and filings, preparation of our federal and state income tax returns, and accounting consultations. A representative of Ernst & Young LLP will be at the annual meeting of shareholders to respond to appropriate questions concerning the financial statements of BRE and, if desired, can make a statement.

All directors are expected to attend the annual meeting of shareholders in person, absent extenuating circumstances. All Directors attended the 2003 annual meeting of shareholders.

BRE’s principal executive offices are located at 44 Montgomery Street, 36th Floor, San Francisco, California 94104-4809. Our telephone number is (415) 445-6530. Shareholders may send communications directly to the Board of Directors by sending them to the Chairman of the Board care of the Corporate Secretary at BRE’s principal executive offices. All correspondence will be forwarded promptly by the Corporate Secretary to the Chairman of the Board.

ARTICLES OF INCORPORATION

(Proxy Item No. 1)

The Articles of Incorporation, as amended and supplemented to date (the “Articles of Incorporation”), provide for a staggered Board of Directors comprised of three classes of which one class stands for election each year, such that Board members currently serve three-year terms and no more than four Board members stand for election in a single year. The Company is proposing that you vote to amend our Articles of Incorporation to provide for the Company’s moving from a staggered board structure toward the election of all Directors annually. Under the proposed amendment, each of the classes of Directors would serve out the balance of their current three-year terms, and afterwards their successors would be elected for one-year terms. As the three-year terms of each of the current classes of Directors expire, the successors to each class would be elected for one-year terms, so that commencing with the Annual Meeting of Shareholders to be held in 2006, all Directors will be elected annually. The proposed Articles of Amendment relating to the move from a staggered board structure toward the election of all Directors annually are attached as Annex A to this proxy statement.

Reason for Proposal

The Board of Directors believes that the elimination of the staggered Board structure will create an environment in which all Directors are equally accountable at all times for the Company’s performance and the will of the majority of shareholders will not be impeded by a staggered Board. A staggered Board also extends the time required for a change in control of the Board of Directors and may discourage hostile takeovers because, assuming that each class of directors is equal in size, a majority shareholder could not obtain control of the Board until the second annual shareholders’ meeting after acquiring a majority of the voting stock. Elimination of our staggered Board structure may, therefore, render us more vulnerable to an unwanted takeover attempt.

The affirmative vote of the holders of a majority of all votes entitled to be cast on the matter is required to approve the amendment to the current Articles of Incorporation. The Board of Directors recommends that the shareholders vote FOR this proposal.

ELECTION OF DIRECTORS

(Proxy Item No. 2)

BRE’s Board of Directors (the “Board”) consists of 10 members, currently divided into three classes, designated Class I, Class II and Class III. Our Articles of Incorporation provide that there shall be from three to 15 Directors, as determined from time to time in the manner specified in the Company’s bylaws. Currently, there are three Class I Directors, four Class II Directors and three Class III Directors.

At the Annual Meeting, three Directors are to be elected for a one-year term expiring at the annual meeting of shareholders to be held in calendar year 2005 if the proposed amendment to the Articles of Incorporation is adopted, or for a three-year term as Class I Directors if the amendment is not adopted, and in either case until their successors are duly elected and qualified. The nominees proposed by the Compensation/Nominating/Governance Committee and approved by the Board for re-election are the current Class I Directors, Robert A. Fiddaman, Roger P. Kuppinger and Jeanne R. Myerson. The accompanying proxies solicited by the Board will (unless otherwise directed, revoked or suspended) be voted for the re-election of Messrs. Fiddaman and Kuppinger and Ms. Myerson.

In the unanticipated event that any nominee should become unavailable for election, or upon election should be unable to serve, the proxies will be voted for the election of such other person or persons as shall be determined by the person or persons named in the proxy as the proxy holder or holders, at their discretion and in accordance with their judgment or, if no such other person or persons shall be so determined, the size of the Board may be reduced at the discretion of the Board.

The following table sets forth certain information as to the nominees, as well as the other current members of the Board, including their age, principal business experience during the past five years, the year they each first became a Director, Board committee membership, and other directorships currently held in companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, or subject to the requirements of Section 15(d) of that Act, or any company registered as an Investment Company under the Investment Company Act of 1940.

Nominees—Current Class I Directors:

Name	Principal Business Experience During Past Five Years	Age	Director Since (1)	Board Committee Membership

Robert A. Fiddaman	Self-employed, private investor. Chairman of SSR Realty Advisors, a real estate investment and management firm, from 1996 to 1997. President and Chief Executive Officer of Metric Realty, a real estate investment and management company, from 1993 to 1996.	66	1998	• Compensation/ Nominating/ Governance • Real Estate

Roger P. Kuppinger***	President, The Kuppinger Company, a private investment banker and financial advisor to public and private companies, since 1994. Managing Director, Sutro & Co., Inc., an investment banking firm, from 1969 to 1994. Director and Audit Committee Chairman, Realty Income Corporation, a California-based retail real estate investment trust.	63	1995	• Audit* • Executive • Real Estate

Jeanne R. Myerson	President & Chief Executive Officer of The Swig Company, a private real estate investment firm, since 1997. President and Chief Executive Officer of The Bailard, Biehl & Kaiser REIT from 1993 to 1997.	51	2002	• Real Estate

Current Class II Directors—Term expires in 2005:

John McMahan	Chairman of the Board of the Company. President/ Managing Principal, The McMahan Group and predecessor affiliates, real estate management consulting and investments, since 1994. Executive Director, The Center for Real Estate Enterprise Management, since 2000. Director, Luminent Mortgage Capital, Inc., a California-based real estate investment trust.	66	1993	• Executive* • Compensation/ Nominating/ Governance

L. Michael Foley	Principal, L. Michael Foley and Associates, real estate and corporate consulting, since 1996. Held several executive positions with Coldwell Banker Corporation, a subsidiary of Sears, and its development, brokerage and lending affiliates, from 1983 to 1996.	65	1994	• Compensation/ Nominating/ Governance* • Audit • Executive

Current Class II Directors—Term expires in 2005 (continued):

Name	Principal Business Experience During Past Five Years	Age	Director Since (1)	Board Committee Membership

Gregory M. Simon	Self-employed as a private investor since 1991. Senior Vice President, H.F. Ahmanson & Co. and Home Savings of America, from 1983 to 1991. Officer and Director, Golden Orange Broadcasting, a privately held corporation.	62	1991	• Real Estate** • Compensation/ Nominating/ Governance • Executive

Constance B. Moore	Promoted to President of BRE in January 2004. Executive Vice President and Chief Operating Officer of BRE since July 2002. Held several executive positions with Security Capital Group & Affiliates, an international real estate operating and investment management company, from 1993 to 2002, including Co-Chairman and Chief Operating Officer of Archstone Communities Trust.	48	2002	—

Current Class III Directors:—Term expires in 2006:

William E. Borsari	Self-employed, private investor. Former Chairman or President, The Walters Management Company, a real estate asset management company, for more than five years.	65	1992	• Real Estate** • Audit • Executive

Edward E. Mace	President, Vail Resorts Lodging Company and Rock Resorts International LLC (both subsidiaries of Vail Resorts, Inc., an owner, manager and developer of ski resorts and related lodging). President and Chief Executive Officer of Fairmont Hotels & Resorts-U.S./Mexico division, 2000 to 2001. President and Chief Executive Officer of Fairmont Hotels, 1996 to 2000.	52	1998	• Compensation/ Nominating/ Governance

Frank C. McDowell	Promoted to Vice Chairman and Chief Executive Officer in January 2004. President and Chief Executive Officer of BRE from June 1995 to December 2003. Chief Executive Officer and Chairman of Cardinal Realty Services, Inc., a Columbus, Ohio-based apartment management company and owner of multifamily housing, 1992 to 1995.	55	1995	• Executive

*	Denotes committee chairman.
**	Denotes committee co-chairman.
***	Denotes financial expert.
(1)	For Messrs. Kuppinger, Simon and Borsari (who joined the Board in March 1996), includes service as a trustee of Real Estate Investment Trust of California, which merged with BRE in March 1996.

Vote Required

The three nominees who receive the highest numbers of votes, in person or by proxy, shall be elected as Directors at the Annual Meeting, if a quorum is present. The Board of Directors unanimously recommends that the shareholders vote FOR each of Messrs. Fiddaman and Kuppinger, and Ms. Myerson.

Board and Committee Meetings; Compensation of Directors

During the year ended December 31, 2003, the Board held 10 regular meetings and one special meeting. All of the Directors attended 75% or more of the meetings of the Board and the committees on which they served during 2003.

The Board has created four committees to effectively direct and review BRE’s operations and strategic activities: Audit; Compensation/ Nominating/ Governance; Executive; and Real Estate. The present members of these committees are indicated in the preceding section of this proxy statement.

BRE has an Audit Committee composed exclusively of independent Directors. Information regarding the membership of, and functions performed by, the Audit Committee is set forth in the section entitled “Report of Audit Committee,” included in this annual proxy statement. The Audit Committee is governed by a written charter approved by the Board, which is available on our website at www.breproperties.com. The Audit Committee met formally eight times during 2003.

The Compensation/Nominating/Governance Committee reviews the compensation of executive officers and the management succession plan, administers our stock compensation plans, nominates Directors, and oversees the Company’s governance structure. The Compensation/Nominating/Governance Committee is composed exclusively of independent Directors as defined by the New York Stock Exchange and as required by BRE’s Corporate Governance Guidelines, and met eight times during 2003. A committee charter has been adopted by the Board, is attached hereto as Annex B to this proxy statement and is also available on our website at www.breproperties.com.

The Compensation/Nominating/Governance Committee will consider nominees recommended by security holders. Shareholders who wish to submit nominees for consideration by the Compensation/Nominating/Governance Committee should submit a detailed resume of the candidate and an explanation of the reasons why the shareholder believes the candidate is qualified for service on the BRE Board. The shareholder must also provide such other information about the candidate that would be required by Securities and Exchange Commission rules to be included in a proxy statement. In addition, the shareholder must include the consent of the candidate and describe any arrangements or undertakings between the shareholder and the candidate regarding the nomination. The shareholder must submit proof of BRE share holdings. All communications should be directed to the Chairman of the Compensation/Nominating/Governance Committee, care of the Corporate Secretary, BRE Properties, Inc., 44 Montgomery Street, 36th Floor, San Francisco, CA 94104-4809. Recommendations received after the dates specified under “Shareholder Proposals” in this notice and proxy statement will likely not be considered timely for consideration at next year’s annual meeting.

A sufficient number of independent director candidates must meet the independence requirements of the New York Stock Exchange and those set forth in BRE’s Corporate Governance Guidelines, such that a majority of the Directors meet the independence requirements. In determining whether a prospective director nominee is qualified to serve on the Board, the Committee also considers, but is not limited to, the following criteria:

(i) general understanding of BRE’s business;

(ii) fundamental character qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility;

(iii)	general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;

(iv)	experience as a board member of another publicly held company;

(v)	ability to make independent and analytical inquiries;

(vi)	educational and professional background;

(vii)	specific experience to fill needs or requests identified by the Board; and

(viii)	whether the candidate is willing and able to devote sufficient time to Board and committee responsibilities and is willing to commit to purchase sufficient stock to meet the stock ownership guidelines.

The Compensation/Nominating/Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members with qualifications and skills that are consistent with the Compensation/Nominating/Governance Committee’s criteria for Board service are re-nominated. As to new candidates, the Compensation/Nominating/Governance Committee generally polls the Board members and members of management for their recommendations and in the past has used a third-party search firm to identify Board candidates. The Compensation/Nominating/Governance Committee may also review the composition and qualification of the boards of BRE’s competitors, and may seek input from industry experts or analysts.

The Compensation/Nominating/Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent Directors and executive management. In making determinations, the Compensation/Nominating/Governance Committee evaluates each individual in the context of the Board as whole, with the objective of assembling a group that can best perpetuate the success of BRE and represent shareholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Compensation/Nominating/Governance Committee makes its recommendations to the Board. Recommendations received by shareholders will be processed and are subject to the same criteria as are candidates nominated by the Compensation/Nominating/Governance Committee.

The Executive Committee reviews capital markets strategy and supervises management’s implementation of such strategy. The Executive Committee also reviews such considerations as growth, geographic concentration and asset type, and evaluates and assesses our prospects and future in the industry. The Executive Committee has all powers of the Board in the management and affairs of BRE, subject to limitations prescribed by the Board, the Articles of Incorporation and bylaws of BRE and by Maryland law, and generally meets once per quarter. The Executive Committee met six times during 2003.

The Real Estate Committee reviews property performance and annual budgets and approves management’s recommendations regarding which assets should be divested, above specified thresholds. The Real Estate Committee reviews management’s recommendations, analyzes and recommends to the Board whether proposed development opportunities and acquisitions above specified thresholds should be undertaken. The Real Estate Committee met formally four times during 2003 and held numerous informal meetings, including meetings with management and several property tours.

In 2003, shareholders approved the Second Amended and Restated Non-Employee Director Stock Option and Restricted Stock Plan (the “Director Plan”). Beginning in 2003, non-employee Directors received annual compensation comprised of the sum of: (a) $30,000 in cash; (b) stock options and/or share appreciation rights with a Black-Scholes value of $35,000; and (c) restricted common shares with a market price-based value of $35,000 per year. The chairman of the board or lead director is eligible to be paid up to an additional $50,000 through a combination of cash, stock options and/or share appreciation rights, and restricted shares, paid in the same proportion as the director annual compensation. For 2003, this additional annual compensation for the chairman of the board was $25,000. Committee chairmen receive additional annual compensation in the amount of $10,000, paid through a combination of cash, stock options and/or share appreciation rights and restricted shares, in the same proportion as the director annual compensation. The performance-based stock options previously granted under the former director plan were eliminated from the Director Plan and the reload grant program was suspended in 2003. In 2003, option grants were made in the form of Stock Appreciation Rights (SARs) to reduce the dilutive impact of options on the Company.

The Board adopted a share ownership guideline in 1995, which is now included in BRE’s Corporate Governance Guidelines. Currently, the guideline states that each new Director will own within three years of joining the Board a number of shares of Common Stock equal to $150,000 divided by the price of a share of Common Stock on the date they joined the Board. As of December 31, 2003, all Directors that have been with BRE for three years were in compliance with the share ownership guideline.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 28, 2004, information regarding the shares of Common Stock beneficially owned by each person who is known by BRE to own beneficially more than 5% of our Common Stock, by each Director, by each named executive officer (as hereinafter defined) and by all Directors and executive officers as a group. The amounts shown are based on information provided by the individuals named and designated as a Director (D) or executive officer (O).

Name and Address (1)	Number of Common Shares (2)		Shares Upon Exercise of Options (3)	Total Shares Beneficially Owned (2)	Percentage Beneficially Owned (2)(4)
Deutsche Bank AG (5)	5,509,706		—	5,509,706	10.6%
Stichting Pensioenfonds ABP(6)	5,404,965		—	5,405,965	10.4%
Heitman Real Estate Securities LLC (7)	2,767,008		—	2,767,008	5.3%
Frank C. McDowell (D,O)	197,047	(8)	640,375	837,422	1.6%
Gregory M. Simon (D)	108,927	(9)	221,205	330,132
William E. Borsari (D)	38,724	(10)	227,238	265,962
L. Michael Foley (D)	39,367	(11)	183,068	222,435
Roger P. Kuppinger (D)	39,752	(12)	176,198	215,950
Robert A. Fiddaman (D)	14,488	(13)	160,476	174,964
Edward Mace (D)	8,791	(14)	162,564	171,355
John McMahan (D)	64,754	(15)	89,634	154,388
Edward F. Lange, Jr. (O)	37,491	(16)	68,939	106,430
Constance B. Moore (D,O)	49,200	(17)	30,000	79,200
Deirdre A. Kuring (O)	17,575	(18)	32,600	50,175
Jeanne R. Myerson (D)	1,079	(19)	37,513	38,592
Bradley P. Griggs (O)	8,994	(20)	5,000	13,994
All Directors and executive officers as a group (13 persons)	626,189		2,034,810	2,660,999	5.1%

(1)	Unless otherwise indicated, the address for each of the persons listed is c/o BRE Properties, Inc., 44 Montgomery Street, 36th Floor, San Francisco, CA 94104.
(2)	The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Except as otherwise indicated, each individual has sole voting and sole investment power with regard to the shares owned.
(3)	Reflects common shares that may be purchased upon the exercise of stock options that were exercisable as of February 28, 2004 or that will become exercisable on or before April 28, 2004.
(4)	Except where otherwise indicated, does not exceed 1%.
(5)

Based solely on information contained in a Schedule 13-G filing made with the Securities and Exchange Commission on February 6, 2004. Represents (a) 2,754,853 shares owned by Deutsche Bank AG, (b) 2,716,840 shares owned by RREEF America, L.L.C. and (c) 38,013 shares owned by Deutsche Bank Trust

Company Americas. All of the above entities have a business address of Taunusanlage 12, D-60325; Frankfurt am Main, Federal Republic of Germany.
(6)	Based solely on information contained in a Schedule 13-G filing made with the Securities and Exchange Commission on February 6, 2004. The entity has a business address of Oude Lindestraat 70, Postbus 2889, 6401 DL Heerlen, The Kingdom of the Netherlands.
(7)	Based solely on information contained in a Schedule 13-G filing made with the Securities and Exchange Commission on February 17, 2004. The entity has a business address of 191 North Wacker Drive, Suite 2500, Chicago, Illinois 60606. The entity has sole voting power with respect to 1,960,780 of the total shares reported as beneficially owned.
(8)	Mr. McDowell—includes 149,882 shares he owns directly, of which 40,000 shares are held as collateral for recourse loans from the Company (see “Stock Loans”); 1,450 shares held by his wife in which he disclaims any beneficial ownership interest; 2,000 shares owned by a deferred compensation plan other than BRE’s deferred compensation plan and 43,715 restricted shares.
(9)	Mr. Simon—includes 104,979 shares he owns directly, 2,612 shares owned by his wife as separate property in which he disclaims any beneficial ownership interest, 150 shares held in a trust for his children, of which Mr. Simon is the trustee, and 1,186 restricted shares.
(10)	Mr. Borsari–includes 36,582 shares he owns directly, 956 shares held by his wife in which he disclaims any beneficial ownership interest, and 1,186 restricted shares.
(11)	Mr. Foley—includes 38,181 shares he owns directly and 1,186 restricted shares.
(12)	Mr. Kuppinger—includes 38,566 shares he owns directly and 1,186 restricted shares.
(13)	Mr. Fiddaman—includes 13,409 shares he owns directly and 1,079 restricted shares.
(14)	Mr. Mace—includes 3,905 shares he owns directly, 3,807 shares owned by a deferred compensation plan other than BRE’s deferred compensation plan and 1,079 restricted shares.
(15)	Mr. McMahan—includes 63,406 shares he owns directly and 1,348 restricted shares.
(16)	Mr. Lange—includes 21,391 shares he owns directly, of which 20,000 shares are held as collateral for recourse loans from the Company (see “Stock Loans”), and 16,100 restricted shares.
(17)	Ms. Moore—includes 32,000 shares she owns directly, of which 15,000 shares are held as collateral for recourse loans from the Company (see “Stock Loans”), and 17,200 restricted shares.
(18)	Ms. Kuring—includes 5,400 shares she owns directly, of which 5,000 shares are held as collateral for recourse loans from the Company (see “Stock Loans”), and 12,175 restricted shares.
(19)	Ms. Myerson—all 1,079 shares are restricted.
(20)	Mr. Griggs—includes 1,944 shares he owns directly and 7,050 restricted shares.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation Summary

Prior to 2003, BRE’s executive compensation was comprised of the following: salary, annual cash bonus, option grants with reload features, stock loans, long-term performance-based bonus arrangements, and limited grants of restricted stock. Beginning in 2003, BRE elected to expense options and, in an effort to minimize the level of related compensation expense, suspended the reload program. In addition, stock loans and long-term bonus arrangements were eliminated in response to rules promulgated under the Sarbanes-Oxley Act of 2002. The stock loan and long-term bonus components of executive compensation were replaced with a performance shares program that provides for restricted stock grants issued under our 1999 Stock Incentive Plan, that vest based on the Company’s performance. Option grants in 2003 were made with SARs to reduce the dilutive impact of options on BRE.

Summary Compensation Table

The following table summarizes the compensation paid to BRE’s Chief Executive Officer, the four other highest paid executive officers and one former executive officer (the “named executive officers”) for the years ended December 31, 2003, 2002 and 2001.

	Year		Annual Compensation		Long-Term Compensation Awards		All Other Compensation ($)(5)(6)(7)
Name and Principal Position			Salary ($)	Bonus ($)(1)	Restricted Shares ($)(2)(3)	Securities underlying Options (#) (4)
Frank C. McDowell	2003		$382,200	$259,896	$603,248	115,000	$199,070
Vice Chairman and Chief Executive	2002		381,946	345,000	—	110,000	124,016
Officer	2001		375,000	95,000	—	160,000	176,487

Constance B. Moore	2003		$300,000	$204,978	$134,055	25,000	$6,000
President and Chief Operating Officer	2002	(8)	92,308	100,000	56,015	140,000	—

Edward F. Lange, Jr.	2003		$250,000	$138,400	$268,110	50,000	$49,461
Executive Vice President, Chief	2002		250,000	187,500	—	45,000	52,180
Financial Officer and Secretary	2001		250,000	67,500	—	30,000	37,650

Bradley P. Griggs	2003		$256,000	$122,740	$111,713	25,000	$151,053
Executive Vice President,	2002		255,788	135,000	—	—	6,000
Chief Investment Officer	2001		250,000	62,500	—	—	5,100

Deirdre A. Kuring	2003		$239,596	$97,997	$189,911	40,000	$21,225
Executive Vice President,	2002		225,000	121,500	—	25,000	21,742
Asset Management	2001	(9)	164,673	55,800	—	20,000	4,940

LeRoy E. Carlson	2003		$360,000	$—	—	—	$181,844
Former Executive Vice President	2002	(10)	294,288	70,000	—	47,500	107,928
and Chief Operating Officer	2001		275,000	70,000	—	57,500	192,346

(1)	Bonuses disclosed represent bonuses paid in the following year based on the referenced year’s performance.
(2)	Reflects restricted shares granted valued at the closing market price of the stock on the date of grant. Shares vest at the end of five years based on performance criteria described in the “Compensation/Nominating/Governance Committee Report on Compensation of Executive Officers—Executive Compensation Review—Performance Share Grants.” Officers have voting and dividend rights during the vesting period. The restricted shares granted to Ms. Moore upon her employment in 2002 vest on December 31, 2005 and are not subject to performance criteria.

(3)	The table below shows the value of all unvested restricted stock awards outstanding at December 31, 2003. Such value is based on the market price of $33.40 on December 31, 2003.

	Restricted Shares (#)	Value ($)
Mr. McDowell	26,815	$895,621
Ms. Moore	6,200	207,080
Mr. Lange	9,000	300,600
Mr. Griggs	3,750	125,250
Ms. Kuring	6,375	212,925

(4)	Does not include reload stock option grants. The reload provision was suspended on January 1, 2003:

	Reload Grants
	2003	2002	2001
Mr. McDowell	—	310,217	162,721
Mr. Lange	—	19,997	—
Ms. Kuring	—	4,600	—
Mr. Carlson	—	56,998	49,318

The right to receive reload options was given in connection with some options. The intent of reload options was to encourage the named executive officers to buy and hold shares by enabling them to use already owned shares to pay the strike price when they exercised options and held the shares. They then received a reload option to replace shares used for the exercise, such that the total number of shares and options owned before and after the exercise were the same. The effective date of the grant of the reload options was the date the underlying option was exercised by delivering shares of Common Stock to BRE. The reload options have the same expiration date as the underlying options and have an exercise price equal to the fair market value of the Common Shares as of the effective date of the grant of the reload options.

(5)	Consists of matching contributions to BRE’s defined contribution retirement plan (401(k) Plan) made by BRE on behalf of the named executive officers. Matching contributions were a maximum of $6,000, $6,000 and $5,100 for the years 2003, 2002 and 2001, respectively. Also includes the partial forgiveness of stock loans to Mr. McDowell in the amount of $158,294, $82,916 and $171,387 in 2003, 2002 and 2001, respectively. Mr. Carlson also had stock loans partially forgiven totaling $158,294, $82,916 and $136,491 in 2003, 2002 and 2001, respectively. For Mr. Lange, includes the benefit of pro-rata forgiveness in 2003, 2002 and 2001 of a $150,000 moving assistance loan. Pro-rata forgiveness consisted of $30,000 principal in 2003, 2002 and 2001 and $3,825, $4,781, and $7,650 interest in 2003, 2002 and 2001, respectively. For Ms. Kuring, includes the benefit of pro-rata forgiveness in 2003 and 2002 of a $50,000 moving assistance loan. Pro-rata forgiveness consisted of $10,000 principal in both years and interest of $2,300 and $2,817 in 2003 and 2002, respectively. For Mr. Carlson includes forgiveness from a transition assistance loan in 2001 totaling $50,755, comprised of $50,000 principal and $755 interest. For 2003 and 2002, also includes dividends on certain stock options totaling $34,776 and $35,100 for Mr. McDowell, $17,550 and $19,012 for Mr. Carlson, $9,636 and $11,399 for Mr. Lange, and $2,925 in both years for Ms. Kuring. For Mr. Griggs, includes payments under the developer incentive program totaling $145,053 in 2003.
(6)	Does not include potential loan forgiveness. See “Stock Loans.” While the stock loan amounts to be forgiven are not yet determinable, the following amounts were expensed on our financial statements.

	2003	2002	2001
Mr. McDowell	$152,813	$138,461	$121,071
Mr. Carlson	91,688	76,039	79,486

(7)	Does not include amounts to be earned by the named executives under a long-term bonus program. While the amounts to be earned under the long-term bonus program are not yet determinable, the following amounts were expensed on our financial statements.

	2003	2002	2001
Mr. McDowell	$36,227	$26,012	$12,312
Ms. Moore	20,169	14,482	—
Mr. Lange	26,405	18,959	12,295
Ms. Kuring	6,563	4,713	2,457
Mr. Carlson	29,711	21,334	11,115

(8)	Ms. Moore executed an employment agreement with BRE in July 2002.
(9)	Ms. Kuring was promoted to her current position in January 2003. She was appointed an officer in November 2001, at which time she executed an employment agreement with BRE.
(10)	Mr. Carlson retired from the position of Executive Vice President, Chief Operating Officer and Director of BRE in October of 2002. See “Employment Contracts and Termination of Employment and Change of Control Arrangements—Agreement with Mr. Carlson.”

Option Grants in 2003

The following table sets forth: (i) grants of stock options/SARs made by BRE during 2003 to each of the named executive officers based on BRE’s and their individual performance for 2002; (ii) the ratio that the number of options granted to each individual bears to the total number of options granted to all employees; (iii) the exercise price and expiration date of these options; and (iv) the estimated potential realizable values assuming certain stock price appreciation over the 10-year option term.

	Individual Grants
Name	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date (2)	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
					5%	10%
Frank C. McDowell	115,000	25.2%	$29.79	01/23/13	$2,154,499	$5,459,923
Constance B. Moore	25,000	5.5%	$29.79	01/23/13	$468,369	$1,186,940
Edward F. Lange, Jr.	50,000	10.9%	$29.79	01/23/13	$936,739	$2,373,879
Bradley P. Griggs	25,000	5.5%	$29.79	01/23/13	$468,369	$1,186,940
Deirdre A. Kuring	40,000	8.8%	$29.79	01/23/13	$749,391	$1,899,104

Grand total	255,000	55.9%			$4,777,367	$12,106,786

(1)	All options shown in the table were granted under the 1999 BRE Stock Incentive Plan. The exercise price is 100% of the fair market value of the Common Stock on the date of grant and the options vest ratably over five years. All options held by Mr. McDowell, Ms. Moore, Mr. Lange, Ms. Kuring and Mr. Griggs may become immediately exercisable upon termination of employment following a change in control.
(2)	The options have a term of 10 years, subject to acceleration upon a change in control, retirement or termination.
(3)	Potential realizable value is calculated based on an assumption that the price of BRE’s Common Stock appreciates at the annual rates shown (5% and 10%), compounded annually, from the date of grant of the option until the end of the option term. The value is net of the exercise price but is not adjusted for the taxes that would be due upon exercise. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future stock prices. There can be no assurance that any of the values reflected in the table will be achieved. Actual gains, if any, upon future exercise of any of these options will depend on the actual performance of the Common Stock, the continued employment of the executive officer holding the option through its option term, or retirement of the executive officer meeting specifications that enable the executive officer to hold the option through its option term.

Option Grants on January 22, 2004

On January 22, 2004, the Compensation, Nominating and Governance Committee approved the following option grants to the named executive officers under the 1999 BRE Stock Incentive Plan:

Name	Options Granted
Frank C. McDowell	145,000
Constance B. Moore	100,000
Edward F. Lange, Jr.	65,000
Bradley P. Griggs	30,000
Deirdre A. Kuring	47,000

The above options were granted at $32.45, the market price of the Common Stock on the date of grant, and carry SARs, such that upon exercise the executive may receive a net number of common shares with a market value equal to the difference between the exercise price and market price of shares on the exercise date. The use of SARs is less dilutive to the company than traditional option grants, where the common shares issued by BRE represent the gross number of options granted.

Performance Share Awards on January 22, 2004

On January 22, 2004, the Compensation, Nominating and Governance Committee approved the following performance share awards to the named executive officers under the 1999 BRE Stock Incentive Plan:

Name	Performance Share Awards
Frank C. McDowell	16,900
Constance B. Moore	11,000
Edward F. Lange, Jr.	7,100
Bradley P. Griggs	3,300
Deirdre A. Kuring	5,800

The performance share awards vest at the end of five years, based on BRE’s achievement of specified performance criteria over that period in the following areas: total shareholder return relative to multifamily REIT peers, FFO growth relative to multifamily REIT peers, and stock multiple relative to multifamily REIT peers. Under certain circumstances, upon termination, portions of the performance shares may be earned in accordance with the terms of the agreements.

Aggregated Option Exercises in 2003 and Year-End Option Values

The following table sets forth: (i) the number of shares received and the aggregate dollar value realized in connection with each exercise of outstanding stock options during 2003 by each of the named executive officers; (ii) the total number of all outstanding unexercised options held by the named executive officers at the end of 2003; and (iii) the aggregate dollar value of all such unexercised options based on the excess of the market price of the Common Stock over the exercise price of the option.

	Number of Shares Acquired on Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options at 12/31/03		Value of Unexercised In-the-Money Options at 12/31/03 (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Frank C. McDowell	—	—	380,825	537,118	$1,637,638	$2,356,563
Constance B. Moore	—	—	25,000	125,000	$88,750	$445,250
Edward F. Lange, Jr.	—	—	39,250	123,689	$113,984	$480,633
Bradley P. Griggs	—	—	—	25,000	$—	$90,250
Deirdre A. Kuring	10,000	$33,837	10,000	69,600	$17,750	$260,105

(1)	Value realized is calculated by subtracting the total exercise price from the market value of the underlying Common Stock on the date of exercise.
(2)	The market value of BRE’s Common Stock at December 31, 2003 was $33.40 per share.

Retirement Plan (401(k) Plan)

BRE’s Retirement Plan is intended to be a qualified retirement plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). Under the retirement plan, participating employees (including the named executive officers) may contribute up to 15% of their compensation, but not exceeding the amount allowed under applicable tax laws ($12,000 in calendar 2003), and BRE contributes 75% of the first 4% of the employee’s contribution for a maximum of $6,000. All employees of BRE with six months of service are eligible to participate in the Retirement Plan. BRE’s contributions on behalf of employees who have been employed with us (including prior service for certain entities acquired by BRE) for at least five years are fully vested.

Stock Loans

Subsequent to July 2002, in compliance with the Sarbanes-Oxley Act of 2002, BRE’s stock loan program was eliminated. This component of future executive compensation was replaced with the performance share grants described above.

From 1995 through July 2002, the Board approved five-year loans aggregating $5,876,957 to the named executive officers for the purpose of immediately exercising a portion of stock options granted on the date of the loan (the “Stock Loans”). The first of these loans was granted to Mr. McDowell on June 5, 1995, the date of commencement of his employment with BRE. Similar loans were granted to Messrs. Carlson and Lange, Ms. Moore, and Ms. Kuring. See “Employment Contracts and Termination of Employment and Change in Control Arrangements—Mr. McDowell—Stock Loan.” A provision in Mr. McDowell’s employment agreement entitled him to an annual stock loan for 10,000 shares of Common Stock through 2002. See “Employment Contracts and Termination of Employment and Change in Control Arrangements—Mr. McDowell—Future Awards.” The Board adopted the practice of making similar annual performance grants to the other named executive officers through July of 2002.

The following table summarizes certain information concerning the Stock Loans granted:

Date	Loan Amount	To Exercise Option for No. of Shares	Interest Rate (1)
July 11, 2002
Ms. Moore	$447,750	15,000	6.5%
January 24, 2002
Mr. McDowell	$291,600	10,000	6.7%
Mr. Carlson (2)	$218,700	7,500	6.7%
Mr. Lange	$145,800	5,000	6.7%
October 25, 2001
Ms. Kuring	$145,700	5,000	6.4%
February 16, 2001
Mr. McDowell	$287,000	10,000	6.5%
Mr. Carlson (2)	$215,250	7,500	6.5%
Mr. Lange	$143,500	5,000	6.5%
June 23, 2000
Mr. Lange	$296,875	10,000	5.7%
January 28, 2000
Mr. McDowell	$225,625	10,000	6.9%
Mr. Carlson (2)	$225,625	10,000	6.9%
May 11, 1999
Mr. McDowell	$260,000	10,000	6.0%
Mr. Carlson (2)	$156,000	6,000	6.0%

(1)	Payable quarterly except for Mr. McDowell’s loans, for which interest accrues subject to forgiveness for loans made before January 28, 2000. The interest rate is equal to the dividend yield on the Common Stock purchased on the loan date, which approximates a market rate of interest representative of the rate the executives could have obtained from independent third party lenders.
(2)	As of March 15, 2004, these loans have matured.

These loans are collateralized by the purchased shares with full recourse to the named executive officers. The loans made before 2000 are forgivable in whole or in part upon the achievement of performance criteria. Although certain of the performance goals have been attained, loan forgiveness will not occur until the five-year term ends. In addition, all loans made prior to 2000 are also forgivable in whole or in part under certain circumstances similar to the forgiveness applicable to Mr. McDowell’s June 5, 1995 loan as described in “Employment Contracts and Termination of Employment and Change in Control Arrangements—Mr. McDowell—Stock Loan, Certain Severance Benefits.” The loans made in 2000, 2001 and 2002 do not have any forgiveness provisions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires BRE’s Directors and executive officers, and persons who own more than 10 percent (10%) of a registered class of its equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of BRE.

To BRE’s knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required during the year ended December 31, 2003, all Section 16(a) filing requirements applicable to BRE’s officers, Directors and greater than 10 percent shareholders were complied with, except for Stichting Pensioenfonds ABP, which filed five reports (including amended reports) covering an aggregate of 37 transactions that were not reported on a timely basis.

Employment Contracts and Termination of Employment and Change in Control Arrangements

The summaries of agreements below are qualified in their entirety by reference to the complete agreements, which have been filed as exhibits to BRE’s periodic filings with the SEC.

Mr. McDowell

Mr. McDowell entered into an executive transition employment agreement effective January 1, 2004, under which he will serve as Vice Chairman and Chief Executive Officer of BRE through 2004 and will retire from his position as CEO and Vice Chairman effective December 31, 2004. For the period January 1, 2005 through January 31, 2007, Mr. McDowell will serve the Company as an Executive Consultant. Mr. McDowell will receive a base salary of $425,000 per year through 2006, and will remain eligible to receive annual incentive bonuses. Mr. McDowell will remain eligible to receive additional awards of stock options and restricted shares in January of 2005. Existing stock option and restricted share awards will remain in full force and will vest through January 31, 2007, in accordance with the terms of the related Stock Incentive Plan and Performance Share agreements. For the period in which Mr. McDowell is serving the Company as an Executive Consultant, he is to be available to BRE to perform services at the direction of the Board of Directors and the CEO.

Through December 31, 2003, Mr. McDowell’s employment agreement terms were as follows:

Base Salary and Annual Incentive Bonus.    Mr. McDowell received a stated base salary of $375,000 per year per his former employment agreement. He was eligible to receive an annual incentive bonus that was performance based with a minimum threshold of 0% of base salary and a maximum range of 150% of base salary, targeted at 100% of base salary and based on achievement of predefined operating or performance criteria established by the Board (the “Annual Criteria”).

Certain Severance Benefits.    If at any time during the term of the employment agreement the employment of Mr. McDowell was terminated, he would have been entitled to certain benefits based on the nature of his termination, as described more fully in Mr. McDowell’s complete agreement. Depending on the cause of the termination, Mr. McDowell would have received a lump sum payment in an amount up to two years’ base salary and bonus, and income that reflected the acceleration of forgiveness associated with certain stock loans, earnings associated with certain long-term bonus arrangements, and vesting of certain stock options and restricted stock.

Any of the amounts payable to Mr. McDowell following a Change in Control are subject to reduction to the extent such payments would constitute “parachute payments” as defined in Section 280G of the Code.

In addition, Mr. McDowell has signed other compensation-related agreements, the significant terms of which follow:

Stock Loan.    Upon the commencement of his employment with BRE in 1995, Mr. McDowell received a loan of $612,500 to exercise options to purchase 40,000 shares of Common Stock (at an exercise price of $15.32 per share) issued on that date (the “McDowell Stock Loan”). The McDowell Stock Loan had an interest rate of 8.25% per annum, compounded annually, with all principal and accrued interest payable in full on June 5, 2000 (the “Payment Date”); provided, however, that repayment of any principal and accrued interest under the McDowell Stock Loan (the “Loan Amount”) was to be forgiven in accordance with the following formulas (the “Performance Formulas”): (i) 20% of the Loan Amount was to be forgiven if the gross book value of BRE’s equity investments in real estate, investments in limited partnerships and mortgages was $937 million or more on the Payment Date, and a pro rata portion of 20% of the Loan Amount was to be forgiven if such value was between $791 million and $937 million; (ii) 20% of the Loan Amount was to be forgiven on the Payment Date if, on the second anniversary date of the McDowell Stock Loan, there has was an increase in FFO per share of the Common Stock for the two-year period ending April 30, 1997 which was at or above the 80th percentile of the 10 largest publicly traded multifamily real estate investment trusts (the “Indexed REITs”) for a comparable period, and a pro rata portion of 20% of the Loan Amount was to be forgiven if any such increase is within the 50th and 80th percentiles; (iii) 30% of the Loan Amount was to be forgiven if, on the Payment Date, there was an increase in FFO per share of Common Stock for the three year period ending April 30, 2000 which was at or above the 80th percentile of the Indexed REITs, and a pro rata portion of 30% of the Loan Amount was to be forgiven if any such increase was within the 50th and 80th percentiles; and (iv) 30% of the Loan Amount was to be forgiven if, as of the Payment Date, the average of the FFO multiples of Common Stock as of December 31 of each of the five preceding years (computed in each case by dividing the market price of Common Stock on the last trading day of the calendar year by the preceding twelve months’ FFO) was at or above the 80th percentile of the average multiple of the Indexed REITs for the same five-year period, and a pro rata portion of 30% of the Loan Amount was to be forgiven if such multiple is within the 50th and 80th percentiles. In addition, repayment of a pro rata portion of the Loan Amount was to be forgiven by BRE upon termination of Mr. McDowell’s employment under the circumstances described in “Certain Severance Benefits” above.

Each of Mr. McDowell’s subsequent loans granted in 1996 through 1998 had substantially the same terms as the McDowell Stock Loan. The stock loan made to Mr. McDowell in 1999 replaced formula (i) above with a formula allowing a forgiveness of up to 20% of the Loan Amount based on BRE’s “same-store” (i.e. those apartment communities owned and stabilized for two full years ending on December 31 of each applicable year) growth in net operating income (“NOI”, which BRE calculates as the excess of property income over property expense, excluding interest and depreciation). If the five-year average of BRE’s percentile of same-store growth in NOI was at or above the 80th percentile of that of the Indexed REITs for the same five year period, 20% of the Loan Amount was to be forgiven; and a pro rata portion of 20% of the Loan Amount was to be forgiven if such multiple was between the 50th and 80th percentiles. The stock loans made to Mr. McDowell in 2000, 2001 and 2002 do not have any provisions for forgiveness. No stock loans will be granted to Mr. McDowell subsequent to January 2002. See also “Stock Loans.”

Future Awards.    Under Mr. McDowell’s former employment agreements, he was eligible to receive annual long-term incentive awards which, assuming achievement of applicable performance goals, have in the past provided Mr. McDowell with (i) five-year loans to purchase 10,000 shares of Common Stock pursuant to immediately exercisable stock options, on terms similar to the McDowell Stock Loan and (ii) options to purchase 50,000 shares of Common Stock at market value on the date of award.

Long-Term Bonus Arrangements.    Under Long-Term Bonus Arrangements entered into in January 2000, 2001 and 2002, Mr. McDowell is eligible to receive bonuses payable after terms of five years of up to $314,975, $393,215 and $403,283, respectively. The bonus amount that is actually awarded will be calculated using a formula whereby: (i) up to 20% of the bonus amount will be awarded based on BRE’s same property growth in NOI; (ii) up to 50% of the bonus amount will be awarded based on the increase in FFO per share of Common Stock; and (iii) up to 30% of the bonus amount will be awarded based on a FFO Multiple, defined as the closing price per share of BRE’s Common Stock as of the last trading date of the calendar year divided by its FFO per share for the preceding twelve-month period. Each of these criteria is measured against the 10 largest publicly traded multifamily REITs.

Ms. Moore, Mr. Lange, Mr. Griggs and Ms. Kuring

Ms. Moore, Mr. Lange, Mr. Griggs and Ms. Kuring have similar employment agreements to Mr. McDowell’s former employment agreement, expiring on varying dates between June 2003 and August 2005. The agreements provide for automatic one-year renewals each year thereafter, unless an advance notice of non-renewal is provided by either party to the other prior to expiration of the employment term. Certain material terms of the agreements are as follows:

Base Salary.    Effective January 1, 2004, Ms. Moore, Mr. Lange, Mr. Griggs and Ms. Kuring receive stated base salaries of $325,000, $265,000, $266,000 and $245,000, respectively. The base salaries are subject to review each year based on relevant circumstances.

Annual Incentive Bonus.    These executives are eligible to receive an annual incentive bonus that is performance based with a minimum threshold of 0% of base salary and a maximum range of 150% of base salary. Each executive has a target bonus level. For Ms. Moore the target level is 100% of base salary. For Mr. Lange, the target level is 80% of base salary. For Ms. Kuring and Mr. Griggs, the respective target levels are 60% of base salary. The amount of the annual bonus will be based on the achievement of management by objective criteria established by the Board of Directors.

Stock Loans.    Upon the commencement of their respective appointments with BRE, Ms. Moore, Mr. Lange and Ms. Kuring received loans of $447,750, $296,825, and $145,700, respectively, to exercise options to purchase 15,000, 10,000 and 5,000 shares of Common Stock (at exercise prices of $29.85, $29.68 and $29.14, respectively) issued on those dates. See also “Stock Loans.”

Future Awards.    Under initial employment agreements with Ms. Moore and Mr. Lange, they were each eligible to receive annual long-term incentive awards which, assuming achievement of applicable performance goals, provided them with (i) a five-year loan to purchase 15,000 and 10,000 shares, respectively, of Common Stock pursuant to an immediately exercisable stock option granted upon employment in 2002 and 2000, respectively, on terms similar to the McDowell Stock Loan and Long-Term Bonus Arrangements; and (ii) options to purchase 75,000 and 25,000 shares, respectively, of Common Stock at market value on the date of award. Ms. Kuring also receives future awards at the discretion of the Board. The employment agreements were amended to eliminate the provision for future loans and replace the loan and option components with performance shares and options with SARs.

Long-Term Bonus Arrangements.    Ms. Moore, Mr. Lange and Ms. Kuring are also eligible to receive long-term bonus arrangements providing for a maximum bonus after five years in an amount equal to the principal amount of the stock loans. Payment of the long-term bonus arrangements is determined based on performance of the company over the five-year period.

Developer Incentive Awards.    Mr. Griggs will be entitled to receive additional long-term incentive awards based on development of assets with returns above a company-approved, market-specific hurdle rate as established by the Board of Directors. Awards granted under the program vest after the first stabilized year of operation of the asset.

Moving/ Transition Assistance Loans.    Upon employment, the company provided Mr. Lange, Mr. Griggs and Ms. Kuring with five-year, full recourse loans in original principal amounts of $150,000, $50,000 and $50,000, respectively, at interest rates equal to the mid-term federal rate with respect to Mr. Lange and Ms. Kuring, and interest free in the case of Mr. Griggs. For Mr. Lange and Ms. Kuring, the loans are to be forgiven on a pro-rata basis on each anniversary date of employment, or upon earlier termination of employment under circumstances described in the complete employment agreements. For Mr. Griggs, the loan is to be forgiven on his fifth anniversary date of employment.

Certain Severance Benefits.    If at any time during the term of the employment agreement the employment of one of the executives is terminated, he or she shall be entitled to certain severance benefits based on the nature of his or her termination. Depending on the cause of the termination, the executives may receive a lump sum payment in an amount up to two years’ base salary and bonus, and income that reflects the acceleration of forgiveness associated with certain stock loans, earnings associated with certain long-term bonus arrangements, and vesting of certain stock options and restricted stock.

Any of the amounts payable to the executives following a change in control are subject to reduction to the extent such payments would constitute “parachute payments” as defined in Section 280G of the Code.

Agreement with Mr. Carlson

Mr. Carlson retired from the position of Executive Vice President, Chief Operating Officer and Director of BRE on October 1, 2002. In connection with his retirement, BRE entered into an Amended and Restated Employment Agreement with Mr. Carlson that expired on December 31, 2003 and defined a transition term from October 31, 2002 through that date. During the transition period, Mr. Carlson was paid a base salary of $360,000 per year, and he was available to BRE to perform special projects and transition services at the direction of the CEO. Under the terms of the Stock Incentive Plan, by reason of his retirement, a portion of the stock options and restricted shares owned by Mr. Carlson vested on December 31, 2003. Additionally, he earned pro rata portions of his long-term incentive awards upon retirement.

Certain Relationships and Related Transactions

For information on certain relationships and related transactions, please see the information contained in the headings “Stock Loans” and “Employment Contracts and Termination of Employment and Changes in Control Arrangements” above.

COMPENSATION/ NOMINATING/ GOVERNANCE COMMITTEE REPORT ON

COMPENSATION OF EXECUTIVE OFFICERS

General

The Compensation/ Nominating/ Governance Committee (the “Committee”) of the Board of Directors of the Company, which is composed entirely of independent directors, provides assistance to the full Board in fulfilling their responsibilities by: (1) reviewing management’s recommendations, recommending to the Board for approval, and evaluating the compensation plans, policies and programs of the Company, especially those regarding executive compensation; (2) determining the compensation of the chief executive officer and making recommendations to the Board as to compensation of all other executive officers of the Company; (3) producing this annual report on executive compensation for inclusion in this proxy statement in accordance with applicable rules and regulations; (4) identifying when necessary individuals qualified to become Board members; (5) recommending to the Board the selection of director nominees for the next annual meeting of shareholders (or special meeting of shareholders at which directors are to be elected) or to fill vacancies on the Board; and (6) making recommendations to the Board regarding the adoption or amendment of corporate governance guidelines and principles applicable to the Company (the “Corporate Governance Guidelines”). The Compensation, Nominating and Governance Committee Charter is attached hereto as Annex B.

Compensation Policies Affecting Executive Officers

The objective of BRE’s executive compensation program is to develop and maintain an executive reward program that contributes to the enhancement of shareholder value, while attracting, motivating and retaining key executives who are essential to the long-term success of BRE. As discussed in detail below, BRE’s executive compensation program consists of both fixed (base salary) and variable (incentive) compensation elements. Previously, the variable compensation component consisted of annual cash bonuses, stock option grants, loans to purchase stock and a long-term incentive plan that, if performance goals were met, could assist with the repayment of the stock loans. In compliance with the Sarbanes-Oxley Act of 2002, the stock loan program was eliminated. The long-term incentive plan was also eliminated. These elements were replaced in 2003 with a performance share program that provides for grants of restricted stock under our existing employee stock option plan which vest in five years based on the Company’s performance. This program is described in more detail below. These elements are designed to operate on an integrated basis and together comprise total compensation value.

Each year, the Committee reviews executive compensation, measuring BRE’s performance during the year against previously defined objectives and compensation data at companies that are considered comparable for company performance purposes. In reviewing BRE’s performance during 2003, the Committee considered the economic environment, its impact on occupancy and rental rates, absolute FFO growth, FFO growth versus our peers, total shareholder return and a variety of other factors. A compensation consultant that provided the Committee with an analysis of peer compensation in early 2003 updated those results for our determination of 2004 compensation.

Executive Compensation Review

Base Salary

Base salary levels of BRE’s key executives are largely determined through an evaluation of the responsibilities of the position held, the experience of the particular individual, a comparison with comparable companies in the real estate industry, and the Committee’s desire to achieve the appropriate mix between fixed compensation and incentive based compensation. For 2004, executive salaries were increased by 2% to 11% based on these considerations, individual performance and changes in responsibility.

Annual Cash Incentives

The annual cash incentive is designed to provide a short-term (one year) incentive to executive officers with the potential target award based on a percentage of an executive’s base salary. Actual awards can range from zero to 150% of the targeted reward. For 2003, incentive awards were based on the achievement of predetermined corporate expectations and a determination of an executive’s performance compared to specific objectives agreed upon by the executive and the Committee at the start of the year. For the executive officers, targeted annual cash incentive awards are a percentage of base salary determined by the Committee. The Summary Compensation Table shows cash incentive bonuses paid to the named executive officers in the first quarter of 2004 based on performance in 2003. Company performance is measured both in terms of absolute performance tied to shareholder value creation, and performance relative to our peers. Payouts for 2003 ranged from 68% to 82% of target awards.

Long-Term Awards

The long-term portion of the current compensation program is comprised of a combination of an annual grant of stock options/ SARs and performance shares. A target value of the combination is established for each of the named executive officers. In determining the size of the target award to each of the named executive officers, the Committee assessed relative levels of responsibility, company and individual performance and the long-term incentive practices of other comparable companies. Stock options are valued as of the prior December 31 using the Black-Scholes pricing model, and performance shares are valued based on the market price of BRE Common Stock at the approximate date of the award. Details of each of these components follow.

Stock Options

Stock options are designed to provide long-term (10-year) incentives and rewards tied to the price of BRE Common Stock. The Committee believes that stock options, which provide value to participants only when shareholders benefit from stock price appreciation, are an important component of our annual executive compensation program. The number of options or shares currently held by an officer is not a factor in determining individual grants, and the Committee has not established any target level of ownership of Common Stock by executive officers. However, accumulation and retention of shares of BRE Common Stock by officers is strongly encouraged.

Stock options are awarded annually following the close of each year. Stock options vest over a five-year period for the named executive officers. The table in the section entitled “Option Grants on January 22, 2004” includes the options granted to the named executive officers during 2004 for 2003 performance.

In conjunction with our total compensation review last year, the Committee authorized use of the Share Appreciation Right (“SAR”) component of our 1999 Stock Incentive Plan for options granted in 2003 and 2004. With a SAR, when option holders exercise options they can elect to receive stock with a value equal to the difference between the fair market value of the stock on the exercise date and the strike price of the option, thus avoiding the usual need to sell shares to pay the strike price. This reduces the amount of dilution to BRE and its Shareholders.

In accordance with the provisions of the 1999 BRE Stock Incentive Plan, the exercise price of all options granted was equal to the market value of the underlying Common Stock on the date of grant. Accordingly, the value of these grants to the officers is dependent solely upon the future growth in share value of our Common Stock.

Performance Share Grants

In accordance with provisions of our 1999 Stock Incentive Plan, in January of 2003 and 2004 the named executive officers received performance share awards of restricted stock that vest at the end of five years based on pre-defined performance criteria. Specifically, the Committee set certain threshold, target and maximum share amounts based on BRE’s achievement of targeted performance criteria over that period. For 2003 the criteria were: FFO growth, total shareholder return, FFO growth relative to REIT peers, and net operating income growth relative to REIT peers. In 2004, performance criteria are: total shareholder return relative to multifamily REIT peers, FFO growth relative to multifamily REIT peers, and stock multiple relative to multifamily REIT peers. Executives have the right to vote and receive dividends on the maximum number of shares during the performance period, and under certain circumstances upon termination of employment, portions of the performance shares may be earned in accordance with the terms of the agreements.

Incentive Stock Loans

In compliance with rules promulgated under the Sarbanes-Oxley Act of 2002, the stock loan program was terminated in July 2002 and no future stock loans will be granted. Prior to July 2002, pursuant to the 1999 BRE Stock Incentive Plan, as more fully described in “Stock Loans”, five-year balloon loans were used to permit the named executive officers to exercise some of the options granted under the Plan. The Committee believes that these loans, by encouraging management’s acquisition and retention of shares of Common Stock, have provided even greater incentives for management to achieve both our long-term performance objectives and our current strategic goals. The Committee has replaced this key performance-based incentive compensation tool with the performance share grants described above.

Long-Term Bonus Arrangements

Under long-term bonus arrangements entered into in January 2000, 2001 and 2002, the named executive officers are eligible to receive bonuses payable after terms of five years. The bonus amount that is actually awarded will be calculated using a formula whereby: (i) up to 20% of the bonus amount will be awarded based on BRE’s same-store property growth in net operating income; (ii) up to 50% of the bonus amount will be awarded based on the increase in FFO per share of Common Stock; and (iii) up to 30% of the bonus amount will be awarded based on an FFO multiple, defined as the closing price per share of BRE’s Common Stock as of the last trading date of the calendar year divided by its FFO per share for the preceding twelve-month period. Each of these criteria is measured against the 10 other largest publicly traded multifamily REITs. In 2003, the Long-Term Bonus Arrangement component was replaced with performance share grants described above.

Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that may be deducted by BRE in any year with respect to each of our five most highly paid executive officers. Certain performance-based compensation that has been approved by the shareholders is not subject to this deduction limit. BRE’s 1992 Employee Stock Option Plan and the 1999 BRE Stock Incentive Plan are qualified so that stock options and certain other awards under such plans are not subject to the deduction limitations of Section 162(m). However, certain other types of compensation payments and their deductibility depend on the timing of an executive officer’s vesting or exercise of previously granted rights, or on interpretations of changes in the tax laws and other factors beyond our control. Although we generally seek to preserve the federal income tax deductibility of compensation paid, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible. For 2003, the Committee anticipates that there will be no deduction limitations for Section 162(m) for compensation to each of the five most highly paid executive officers.

CEO Performance Evaluation

The Committee evaluated Mr. McDowell’s performance during 2003 based on the factors discussed above. Based on these factors and Mr. McDowell’s individual performance, he received 68% of his targeted annual cash incentive together with the performance shares and stock option grants described in “Performance Shares on January 22, 2004” and “Option Grants on January 22, 2004.” Based on the Committee’s review of peer compensation, the Committee raised Mr. McDowell’s salary by 11%.

Directors’ Compensation

Board members currently receive under the Non-Employee Director Plan, as amended, annual compensation comprised of $30,000 cash, $35,000 of restricted stock, and $35,000 of SARs based on the Black-Scholes option pricing model. No additional compensation is paid for meeting attendance and committee service. Committee Chairmen are eligible for an additional $10,000 of consideration, and the Chairman or Lead Director is eligible for up to an additional $50,000 of consideration, the exact amount to be determined annually by the Committee based on the current expectations of the position. In 2003, the Committee determined the Chairman’s additional compensation to be $25,000. The additional consideration paid to the Committee Chairmen and the Chairman have the same proportional components as the base Directors’ compensation (30% cash, 35% restricted stock, and 35% SARs). No adjustment was recommended to this plan for 2004.

Management Succession

An integral part of the Committee and the Board’s responsibility is the thoughtful and timely execution of an executive succession plan that serves the needs of the shareholders, our associates and customers. The search for Mr. McDowell’s successor was initiated in 2002 when Ms. Moore was recruited to the position of Executive Vice President and Chief Operating Officer. In November 2003, the Committee, with the approval of the Board, implemented a phased one-year executive succession plan which will culminate at the end of 2004 with the retirement of Mr. McDowell, BRE’s President and Chief Executive Officer, from the role of Vice Chairman and CEO. On January 1, 2004, Mr. McDowell assumed the role of Vice Chairman and CEO, and Ms. Moore became BRE’s President and Chief Operating Officer, assuming day-to-day operating responsibility for the Company. Ms. Moore will be named President and CEO on January 1, 2005. After that date, Mr. McDowell will continue to be associated with BRE, serving as an Executive Consultant to the Company and the Board.

Director Terms

In light of the value that corporate governance advocates are placing on the annual election of Directors, the Committee has recommended that the term of Directors to be elected in 2004 and thereafter be one year, as proposed for shareholder approval in Proxy Item No. 1. Additionally, the Committee established, with Board approval, that each Director may serve for a maximum of 12 years. Service will be based on the total years of active service on the BRE Board, and will not include service on prior boards of companies acquired by BRE, or leaves of absence from BRE Board duty. The Board may, at its discretion, make exceptions to this guideline of no more than one year in duration if necessary to accomplish a smooth transition of new independent Directors onto the Board. Although the Board has recommended movement toward annual election of directors, it continues to place a high value on the continuity of Board service given the long-term nature of real estate investment and development. The Company’s Bylaws provide that no person shall be eligible for election, re-election or appointment as a Director after having obtained age 70.

Other Committee Activities

Other important activities of the Committee in 2003 included: (1) determining that the Chairman of the Audit Committee was a “financial expert”; (2) determining that all Audit Committee members were financially literate; (3) determining that all non-management directors were “independent”; (4) developing and implementing Corporate Governance Guidelines and a Charter for the Committee; (5) evaluating the Committee’s performance; and (6) performing an evaluation of the Board’s performance with the assistance of an outside consultant, the results of which prompted changes that should enhance company performance.

The members of the Compensation/ Nominating/ Governance Committee give the foregoing report, namely:

L. Michael Foley, Chairman

Robert A. Fiddaman

Edward E. Mace

John McMahan

Gregory M. Simon

COMPARATIVE STOCK PERFORMANCE

The line graph below compares the cumulative total shareholder return on BRE Common Stock for the last five years with the cumulative total return on the S&P 500 Index and the NAREIT Equity REIT Total Return Index over the same period. This comparison assumes that the value of the investment in the Common Stock and in each index was $100 on December 31, 1998 and that all dividends were reinvested (1).

	Period Ending
Index	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
BRE Properties, Inc.	100.00	97.75	144.99	150.64	161.48	183.63
S&P 500*	100.00	121.11	110.34	97.32	75.75	97.51
NAREIT All Equity REIT Index	100.00	95.38	120.53	137.32	142.57	195.51

(1)	Common Stock performance data is provided by SNL Securities and is calculated using the ex-dividend date. The S&P Index and NAREIT Equity REIT Total Return Index data are provided by NAREIT, which calculate reinvestment results using the dividend payable date. The NAREIT Equity REIT Total Return Index data includes 144 companies with aggregate equity capitalization (excluding operating company units) of approximately $205 billion.
(2)	Indicates appreciation of $100 invested on December 31, 1998 in BRE Common Stock, S&P 500, and NAREIT Equity REIT Total Return Index securities, assuming reinvestment of dividends discussed above.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees BRE’s financial reporting process on behalf of the Board. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of BRE’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and BRE including the matters in the written disclosures required by the Independence Standards Board and has considered the compatibility of nonaudit services with the auditors’ independence. The Audit Committee has discussed with independent auditors the matters required to be discussed by SAS 61. The Audit Committee has received the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees).

The Audit Committee discussed with BRE’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of BRE’s internal controls, and the overall quality of our financial reporting. The Audit Committee met formally eight times during 2003.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission. The Audit Committee recommended and the Board has approved the selection of Ernst & Young LLP as BRE’s independent auditors to audit the financial statements of BRE for the year ended December 31, 2004, subject to shareholder approval of Proxy Item No. 3.

Fees of Ernst & Young LLP

During 2003 and 2002, fees incurred by BRE to Ernst & Young LLP totaled $907,412 and $922,305, respectively. Fees for all services performed subsequent to May 2003 were pre-approved by the Audit Committee. All audit-related and tax fees were approved by the Audit Committee. The Audit Committee considered and concluded that the provision of limited services, other than audit related in nature, by Ernst & Young LLP was compatible with and did not prejudice the maintenance of the principal auditors’ independence, in compliance with the provisions of the Sarbanes-Oxley Act of 2002 and related rules.

Audit Fees

The aggregate fees billed for the audit of BRE’s annual financial statements, review of quarterly financial statements and SEC filings totaled $447,229 in 2003 and $543,934 in 2002.

Audit-Related Fees

During 2003, BRE incurred audit-related fees aggregating $170,972, relating to audits and reviews of the Company’s joint ventures and development and construction projects, and other audit-related consultations. During 2002, BRE incurred audit-related fees aggregating $217,976, relating to audits and reviews of the Company’s joint ventures and development and construction projects, and other audit-related consultations.

Tax Fees

Tax fees totaled $289,211 in 2003, and related to tax return preparation, REIT compliance, cost segregation analysis and other tax consultations. During 2002, tax fees totaled $160,395, and related to tax return preparation, REIT compliance and other tax consultations.

The responsibilities of the Audit Committee are more specifically contained in the Charter and Powers of the Audit Committee of the Board of Directors of BRE Properties, Inc., which was originally approved by the full Board of Directors on October 25, 1999, and was approved as amended March 2, 2001, and March 27, 2003. The Amended and Restated Audit Committee Charter, which has been adopted by the Board of Directors and the Audit Committee and which incorporates the provisions currently proposed by the New York Stock Exchange as they relate to the Sarbanes-Oxley Act of 2002, is available on our website at www.breproperties.com.

The	Members of the Audit Committee give the foregoing report, namely:

Roger P. Kuppinger, Chairman

William E. Borsari

L. Michael Foley

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2003, for all of our equity compensation plans, including our Amended and Restated 1992 Employee Stock Plan, our 1999 Stock Incentive Plan and our Second Amended and Restated Non-Employee Director Stock Option and Restricted Stock Plan:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans Excluding Securities Reflected in Column
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,725,563	$29.24	1,363,329
Equity compensation plans not approved by security holders	—	—	—
Total	3,725,563	$29.24	1,363,329

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

(Proxy Item No. 3)

Subject to ratification by the shareholders, the Audit Committee has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of BRE for the year ended December 31, 2004. Fees for the last annual audit, quarterly reviews and SEC filings were $447,229 and all other fees were $460,183.

Representatives of Ernst & Young LLP will be present at the Annual Meeting, with the opportunity to make a statement, if desired, and will be available to respond to appropriate questions. The affirmative vote of a majority of the votes present and entitled to be cast on the matter at the Annual Meeting, in person or by proxy, if a quorum is present, is sufficient to ratify such selection. The Board unanimously recommends a vote FOR this proposal.

SHAREHOLDER PROPOSALS

Any shareholder who wishes to submit a proposal for presentation at the next Annual Meeting of Shareholders must submit the proposal to BRE Properties, Inc., 44 Montgomery Street, 36th Floor, San Francisco, CA 94104-4809, Attention: Secretary. Such proposal must be received not later than December 4, 2004 for inclusion in BRE’s proxy statement and form of proxy relating to next year’s Annual Meeting and provided that the proposals are in compliance with applicable laws and regulations.

Shareholder proposals to be presented at the 2005 Annual Meeting outside the process of Rule 14a-8 of the Securities and Exchange Commission’s Proxy Rules must be received by BRE on or before January 31, 2005, or such notice will be considered untimely under Rule 14a-4(c)(1) of the Commission’s Proxy Rules.

OTHER MATTERS

A description of the business experience of the other executive officers of BRE is contained in our Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission. To view the report free of charge, please go to our website at www.breproperties.com.

It is not expected that any matters other than those described in this Proxy Statement will be brought before the Annual Meeting.

By Order of the Board of Directors

March 25, 2004

UPON WRITTEN REQUEST OF ANY SHAREHOLDER ENTITLED TO RECEIVE THIS PROXY STATEMENT, BRE WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ANY SUCH REQUEST SHOULD BE ADDRESSED TO THE COMPANY AT 44 MONTGOMERY STREET, 36th FLOOR, SAN FRANCISCO, CA 94104-4809, ATTENTION: INVESTOR RELATIONS DEPARTMENT. THIS REQUEST MUST INCLUDE A REPRESENTATION BY THE SHAREHOLDER THAT AS OF MARCH 15, 2004, THE SHAREHOLDER WAS ENTITLED TO VOTE AT THE ANNUAL MEETING.

ANNEX A

ARTICLES OF AMENDMENT OF BRE PROPERTIES, INC.

BRE PROPERTIES, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:    The Charter of the Corporation (the “Charter”) is hereby amended by deleting existing Section (a) of Article V in its entirety and substituting in lieu thereof a new Section (a) to read as follows:

“(a) Number of Directors.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors consisting of not less than three directors nor more than 15 directors, the exact number of directors to be determined from time to time in the manner specified in the Bylaws, as the same may be amended from time to time. As used herein, the term “annual meeting following the end of a certain fiscal year”, and any substantially similar term, shall mean the annual meeting following the end of that accounting year, whether the accounting year is a calendar year or a fiscal year. In the event of any change in the accounting year, the term shall refer to the next annual meeting following the completion of a full accounting year. At each annual meeting of stockholders beginning with the annual meeting following the end of fiscal year 2003, directors shall be elected by plurality vote for a term expiring at the next annual meeting of stockholders and until their successors shall have been duly elected and qualified; provided, however, that the term of office of any director previously elected for a term (excluding any period in which such director is holding over in office) extending beyond any such annual meeting will not be affected, and such director shall serve until the annual meeting of stockholders at which the term for which he or she was previously elected shall expire and until his or her successor is duly elected and shall qualify, or until his or her earlier resignation, death or removal. Subject to the rights of the holders of any series of preferred stock of the Corporation then outstanding, newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the remaining directors then in office though less than a quorum, and each director so chosen shall serve until the next annual meeting of stockholders and until his successor is elected and qualifies. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.”

SECOND:    The amendment to the Charter as set forth above has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

THIRD:    The undersigned Vice Chairman and Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Vice Chairman and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice Chairman and Chief Executive Officer and attested to on its behalf by its Secretary on this      day of                 , 2004.

ATTEST:		BRE PROPERTIES, INC

		By:		(SEAL)
Name:	Edward F. Lange, Jr.	Name:	Frank C. McDowell
Title:	Secretary	Title:	Vice Chairman and Chief Executive Officer

ANNEX B

BRE PROPERTIES, INC.

COMPENSATION/ NOMINATING/ GOVERNANCE COMMITTEE CHARTER

Purpose

The purpose of the Compensation/ Nominating/ Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of BRE Properties, Inc. (the “Company”) is to provide assistance to the directors in fulfilling their responsibilities by (1) reviewing management’s recommendations, recommending to the Board for approval, and evaluating the compensation plans, policies and programs of the Company, especially those regarding executive compensation; (2) determining the compensation of the chief executive officer and making recommendations to the Board as to compensation of all other executive officers of the Company; (3) producing an annual report on executive compensation for inclusion in the Company’s proxy materials in accordance with applicable rules and regulations; (4) the identification of individuals qualified to become Board members, to recommend to the Board the selection of director nominees for the next annual meeting of shareholders (or special meeting of shareholders at which directors are to be elected) or to recommend to the Board candidates to fill vacancies on the Board, and (5) to develop and make recommendations to the Board regarding the adoption or amendment of corporate governance guidelines and principles applicable to the Company (the “Corporate Governance Guidelines”). The Committee shall ensure that compensation programs are designed to encourage high performance, promote accountability and assure that employee interests are aligned with the interests of the Company’s stockholders. In so doing, the Committee will endeavor to maintain free and open means of communication between the members of the Committee, other members of the Board, and management of the Company.

The Committee shall have the authority to undertake the specific duties and responsibilities described below and the authority to undertake such other duties as are assigned by law, the Company’s charter, bylaws or Corporate Governance Guidelines, or by the Board.

The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

Composition

The Committee shall be comprised of at least three directors as determined by the Board, none of whom shall be an employee of the Company and each of whom shall (1) qualify as independent under the Corporate Governance Standards of the New York Stock Exchange, (2) be a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, (3) be an “outside director” under the regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and (4) be otherwise free from any relationship that, in the business judgment of the Board, would interfere with his or her exercise of business judgment as a Committee member. Members of the Committee should, in its business judgment and that of the entire Board, have a combination of business and people management experience that would be valuable in providing broad direction to the Board on matters related to compensation for non-employee directors and for the chief executive officer of the Company and advising the Board on executive compensation matters and other matters delegated to the Committee. The members of the Committee shall be appointed by the Board. Unless a Chairperson of the Committee (the “Chairperson”) is designated by the Board, the Committee may designate a Chairperson by a majority vote of the full Committee membership.

Such appointment shall be made no less frequently than every three (3) years. Committee members may be removed from the Committee, with or without cause, by the Board.

Specified Duties

To fulfill its responsibilities, the Committee shall be responsible for:

(1)	reviewing, approving and, if necessary, recommending to the Board revising the compensation philosophy of the Company;

(2)	reviewing and approving corporate goals and objectives relating to the compensation of the chief executive officer, evaluating the performance of the chief executive officer in light of the goals and objectives and establishing the compensation of the chief executive officer based on such evaluation. The Committee shall have sole authority to determine the chief executive officer’s compensation;

(3)	reviewing and making recommendations to the Board regarding all compensation for all other officers of the company (as such term is defined in Rule 16a-1 promulgated under the 1934 Act) (“executive officers”), and directors of the Company or its subsidiaries;

(4)	reviewing and making recommendations to the Board regarding all incentive compensation plans;

(5)	managing all equity-based compensation plans;

(6)	reviewing and overseeing management of the grant of perquisite benefits;

(7)	reviewing and overseeing management of executive officer and director indemnification and insurance matters;

(8)	managing and reviewing any employee loans;

(9)	preparing and approving the Report of the Compensation Committee to be included as part of the Company’s annual proxy statement (the “Proxy Statement Report”);

(10)	recruiting and setting standards for new directors, including retaining search firms and/or outside consultants if necessary and evaluating executives recruited or promoted to positions eligible for Board membership;

(11)	recommending to the Board (as soon as is reasonably practicable after a vacancy arises or a director advises the Board of his or her intention to resign) new directors for election annually by the stockholders and otherwise by appointment by the Board to fill vacancies, in compliance with the selection criteria outlined below and who are willing and available to serve; provided, however, that if the Company is legally required by contract or otherwise to provide third parties with the ability to nominate directors (for example, preferred stock rights to elect directors upon a dividend default, shareholder agreements, and management agreements), then the selection and nomination of such directors need not be subject to this process;

(12)	annually reviewing the performance of individual directors and the Board as a whole, and evaluating the nomination for re-election of current directors;

(13)	nominating, for election by the Board, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer and other corporate officers;

(14)	overseeing, by providing written criteria for, the Board’s annual review of the performance of the Board (including its composition, size and organization), overseeing the Chief Executive Officer’s annual review of management, and making appropriate recommendations for improving performance;

(15)	annually reviewing Board compensation, recommending changes as appropriate to the Board for approval;

(16)	reviewing the outside activities of corporate officers as they relate to service on boards of other companies and involvement and positions within industry associations, etc.;

(17)	reviewing periodically with the Chairman of the Board and the Chief Executive Officer the succession plans relating to positions held by elected corporate officers, and making recommendations to the Board with respect to the selection of individuals to occupy those positions;

(18)	making recommendations to the Board regarding governance matters including, but not limited to, the Company’s certificate of incorporation, bylaws, Corporate Governance Guidelines, this Charter and the Charters of the Company’s other committees;

(19)	developing and recommending to the Board a policy regarding the consideration of director candidates recommended by the Company’s security holders and procedures for submission by security holders of director nominee recommendations;

(20)	annually reviewing the performance of the Committee;

(21)	periodically reporting to the Board on findings and actions;

(22)	reviewing and approving all officers’ employment agreements and severance agreements;

(23)	determining the Company’s policy with respect to the application of Section 162(m) of the Internal Revenue Code; and

(24)	determining the Company’s policy with respect to change of control or “parachute” payments.

In connection with paragraph (5) above, the Committee’s responsibility for managing equity-based compensation plans includes responsibility for an annual review of the plan, the setting of performance targets when appropriate, granting awards under equity-based compensation plans, and approval of any and all changes, including termination of compensation plans when appropriate.

All annual plan reviews shall include reviewing the plan’s administrative costs, reviewing current plan features relative to any proposed new features, assessing the performance of the plan’s internal administrators and reviewing management’s assessments of the performance of the plan’s external administrators if any duties have been delegated, and formally adopting any plan changes by resolution of the Committee.

Delegation of Duties

In fulfilling its responsibilities, the Committee shall, subject to the following paragraphs, be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee or, with respect to making stock-based awards under the 1999 BRE Stock Incentive Plan to employees who are not executive officers or Section 16 persons, to specified executive officers of the Company. All proposed delegations must be adopted by a resolution of the Committee and reviewed for compliance with the relevant plan and Maryland corporate law by the Company’s tax and accounting departments and outside legal counsel before they are voted upon at meetings. The resolution shall specify which duties are being delegated, to whom the duties are delegated, and which oversight powers the Committee retains.

The Committee shall not delegate its responsibilities set forth in paragraphs (2) through (5) of the Specified Duties section above or for any matters that involve executive compensation or for any matters where it has determined such compensation is intended to comply with Section 162(m) of the Code (“Section162(m)”) or is intended to be exempt from Section 16(b) under the 1934 Act pursuant to Rule 16b-3 by virtue of being approved by a committee of “outside directors.”

The Committee shall, without delegation:

(1)	determine all performance targets for all executive officers within the first 90 days of the performance period to which such target relates or, if shorter, within the period provided by Section 162(m) in order for such target to be “pre-established” within the meaning of Section 162(m);

(2)	certify that any and all performance targets used for any performance based equity compensation plans have been met before payment of any executive bonus or compensation or exercise of any executive award granted under any such plan(s);

(3)	approve all amendments to, and terminations of, all equity based compensation plans;

(4)	grant any awards under any equity compensation plans to executive officers or vice presidents;

(5)	approve which executive officers are entitled to awards under the Company’s stock option plan(s);

(6)	approve CEO and other executive officer compensation; and

(7)	approve repurchases of securities from terminated employees.

In addition, the Committee shall ensure that the shareholders of the Company approve the performance goals used to set the performance targets in any performance based equity compensation plans to the extent required, and in the manner provided, by Section 162(m) and the treasury regulations promulgated thereunder (which generally requires such approval at least every five years or earlier if such criteria are otherwise amended).

Board Member Selection Criteria

A sufficient number of non-employee Board member candidates must meet the independence requirements of the New York Stock Exchange and those set forth in the Company’s Corporate Governance Guidelines, such that a majority of the Board members meet the independence requirements.

In determining whether a prospective director nominee is qualified to serve on the Board, in the exercise of the Committee’s reasonable judgment, the Committee shall also consider, but is not limited to, the following criteria in recommending candidates for election to the Board:

(1)	general understanding of the Company’s business;

(2)	fundamental character qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility;

(3)	general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;

(4)	experience as a board member of another publicly held company;

(5)	ability to make independent analytical inquiries;

(6)	educational and professional background;

(7)	specific experience to fill needs or requests identified by the Board; and

(8)	whether the candidate is willing and able to devote sufficient time to Board and Committee responsibilities and is willing to commit to purchase sufficient stock to meet the Stock Ownership guidelines.

Committee Selection Criteria

Each individual nominated to a Board committee will satisfy the following qualifications and be willing and available to serve:

(1)	members of the chartered committees must meet the independence requirements of the New York Stock Exchange and those set forth in the Corporate Governance Guidelines;

(2)	an employee director may serve as a member of the Executive Committee; provided, however, the Executive Committee must be composed of a majority of independent directors;

(3)	members of the Audit Committee must, in the business judgment of the members of the Committee and the entire Board, be financially literate and at least one such member must have accounting or related financial management expertise;

(4)	the Chairman of the Audit Committee will have accounting or related financial management expertise;

(5)	members of the Committee must, in the business judgment of the Committee and the entire Board, have a combination of business and people management experience that would be valuable in providing broad direction to the Board on matters related to compensation for non-employee directors and for the Chief Executive Officer and the President, and advising the Board and the Chief Executive Officer on executive compensation matters; and

(6)	members of the Committee must, in the business judgment of the Committee and the entire Board, have experience that would be valuable in providing broad direction to the Board on matters related to corporate governance.

Meetings and Procedures

The Committee shall meet on a regularly-scheduled basis as determined by the Committee and on such other occasions as circumstances may dictate or the members of the Committee may from time to time determine. Meetings of the Committee shall be held upon call by the Chairman of the Board or the Chairperson. A quorum of the Committee shall consist of a majority of the members of the Committee in office at the time of any meeting and the vote of a majority of the members of the Committee present at the time of a vote, if a quorum is present at that time, shall be the act of the Committee. The Chairperson or, in his or her absence, another member chosen by the attending members, shall preside at each meeting.

The Chairman of the Committee will preside at each meeting and, in consultation with the other members of the Committee, will set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. The Chairman of the Committee shall ensure that the agenda for each meeting is circulated to each Committee member in advance of the meeting.

The Committee may form and delegate authority to subcommittees when appropriate; provided, that any such subcommittee must be comprised solely of members of the Committee and must publish its charter.

All non-management directors that are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, or any other person whose presence the Committee believes to be desirable and appropriate. Notwithstanding the foregoing, the Committee may exclude from its meetings any person it deems appropriate, including but not limited to any non-management director that is not a member of the Committee.

The Committee shall have the authority to establish its own rules and procedures consistent with the Company’s bylaws for notice and conduct of its meetings, should the Committee, in its discretion, deem it desirable to do so.

The Committee shall have the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. In discharging its responsibilities, the Committee shall have sole authority to, as it deems appropriate, select, retain and/or replace, as needed, compensation and benefits consultants and other outside consultants to provide independent advice to the Committee. The Committee shall also have the sole authority to retain and terminate search firms to be used to identify director candidates. In that connection, in the event the Committee retains a consultant or search firm, the Committee shall have the sole authority to approve the associated fees and other retention terms.

The Committee shall maintain written minutes or other records of its meetings and activities. Minutes of each meeting of the Committee shall be distributed to each member of the Committee and other members of the Board. The Secretary of the Company shall retain the original signed minutes for filing with the corporate records of the Company.

The Chairperson shall report to the Board following meetings of the Committee and as otherwise requested by the Chairman of the Board.

Resolutions and Written Consents

All adopted plans of compensation or changes to existing plans, whether for executives, directors or other personnel, shall be detailed and attached to the final, approved minutes of the appropriate meeting. This includes any grants of options or loans made outside of any official Company plan.

Evaluation of Performance of the Committee

1. The Committee shall evaluate its own performance on an annual basis, including its compliance with this charter and the Company’s Corporate Governance Guidelines, and provide any written material with respect to such evaluation to the Board, including any recommendations for changes in procedures or policies governing the Committee. The Committee shall conduct such evaluation and review in such manner as it deems appropriate.

2. The Committee shall review and reassess the Committee’s charter at least annually and submit any recommended changes to the Board for its consideration.

Disclosure of Charter

This Charter will be made available on the Company’s website at www.breproperties.com and to any shareholder who otherwise requests a copy. The Company’s Annual Report to Stockholders shall state the foregoing.

PROXY CARD

BRE PROPERTIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Frank C. McDowell, John McMahan and Edward F. Lange, Jr., or any of them, as proxies, with full power of substitution, to vote as directed all shares of common stock of BRE Properties, Inc., that the undersigned is entitled to vote at the Annual Meeting of Shareholders of BRE Properties, Inc. The Annual Meeting will be held at the Pan Pacific Hotel, 500 Post Street, San Francisco, California at 10:00 a.m., Pacific Daylight Time, on May 20, 2004, and at any adjournment thereof. The shares entitled to be voted by me (us) will be voted as instructed below and on the other side of this card. By signing this Proxy, the undersigned also authorizes each designated proxy to vote at his discretion on any other matter that may properly come before the Annual Meeting or any adjournment thereof. If this card contains no specific voting instructions, my (our) shares will be voted FOR Item 1, FOR election of all nominees for Director, and FOR Item 3, and in the discretion of each designated proxy on any other matter that may properly come before the Annual Meeting or any adjournment thereof.

(Continued, and to be marked, signed and dated on the reverse side).

Address Change/Comments (Mark the corresponding box on the reverse side)

é  FOLD AND DETACH HERE  é

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

(continued from other side)

1.	Approval of amending the Company’s current Articles	FOR	AGAINST	ABSTAIN	2.	Election of Directors		FOR	WITHHELD FOR ALL
	of Incorporation to provide for the Company’s moving from a staggered board structure toward the election of all Directors annually.	☐	☐	☐	Nominees: 01 Robert A. Fiddaman, 02 Roger P. Kuppinger; and 03 Jeanne R. Myerson			☐	☐
Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

							FOR	AGAINST	ABSTAIN
					3.	Ratification of selection of Ernst & Young LLP as Independent Auditors for the year ended December 31, 2004.	☐	☐	☐

The undersigned by executing below acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the accompanying Proxy Statement and reverses any proxy heretofore given with respect to such meeting.	Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

						.	If you plan to attend the Annual Meeting, please mark the WILL ATTEND box		WILL ATTEND ☐

Votes MUST be indicated in Black or Blue Ink.

Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.

Signature	Signature	Date	, 2004

Please sign exactly as name appears on this proxy. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign.

é    FOLD AND DETACH HERE    é

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/bre		1-800-435-6710

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement

on the Internet at www.breproperties.com